Exhibit 99.1

GenCorp Adopts 10b5-1 Plan in Conjunction with Share Repurchase Program

SACRAMENTO, Calif. – February 27, 2014 – GenCorp Inc. (NYSE: GY) (“GenCorp”) announced today that it has adopted a written trading plan for the purpose of repurchasing up to $55 million worth of shares of its common stock in accordance with the guidelines specified under Rule 10b5-1 under the Securities Exchange Act of 1934, as amended. A plan under Rule 10b5-1 allows companies to repurchase shares at times when it might otherwise be prevented from doing so by securities laws or because of self-imposed trading blackout periods. Repurchases made under the plan are subject to the Securities and Exchange Commission’s regulations as well as certain price, market, volume, and timing constraints specified in the plan. Since repurchases under the plan are subject to certain constraints, there is no guarantee as to the exact number of shares that will be repurchased under the plan.  This plan has been established pursuant to, and as part of, the Company’s share repurchase program. As previously announced on February 7, 2014, the Company’s board of directors authorized a share repurchase program of up to $75 million.

About GenCorp

GenCorp is a leading technology-based manufacturer of aerospace and defense products and systems with a real estate segment that includes activities related to the entitlement, sale and leasing of its excess real estate assets. Additional information about the Company can be obtained by visiting the Company’s website at http://www.GenCorp.com.

Forward-Looking Statements

This press release may contain certain “forward-looking statements” within the meaning of the United States Private Securities Litigation Reform Act of 1995. Such statements in this press release are based on management’s current expectations and are subject to risks, uncertainty and changes in circumstances, which may cause actual results, performance or achievements to differ materially from anticipated results, performance or achievements, including without limitation statements in this press release regarding GenCorp’s intention to repurchase shares of its common stock under the share repurchase program, and the anticipated source of funding for those repurchases. There are a number of important factors that could cause actual events to differ materially from those suggested or indicated by such forward-looking statements.  These include, among others, the market price of GenCorp’s stock, the nature of other investment opportunities presented to GenCorp, cash flows, compliance with GenCorp’s financial and other covenants associated with its debt, and other factors identified in GenCorp’s filings with the Securities and Exchange Commission. GenCorp undertakes no obligation to release publicly any revisions to forward-looking statements as a result of subsequent events or developments, except as required by law.

Contact information:
Investors: Brendan King, vice president and treasurer  916.351.8618
Media: Glenn Mahone, vice president, communications  202.302.9941